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                               LADISH CO., INC.
               (Name of Registrant as Specified in its Charter)


   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                         [LADISH CO., INC. LETTERHEAD]



                                                     May 5, 2003



Grace Brothers, Ltd.
1560 Sherman Avenue
Suite 900
Evanston, Illinois  60201
Attn:  Bradford T. Whitmore

                    Re: Ladish Co., Inc. Board of Directors
Dear Brad:

                  We appear to be in complete agreement that a strong and independent board is important for Ladish, as it is for every public company. We believe that we have such a board and we continue to be committed to enhancing its independence, as we always have been in the past. As I know you are aware, since well before you launched this proxy fight (and the disruption to the company's business it has caused), this board has been willing to add additional qualified independent directors. You are Ladish's largest shareholder and we are always willing to listen to your views, including those of the two directors you already have on our board. But we cannot, as fiduciaries to all our shareholders, simply rubber stamp your handpicked designees and turn over control of the board to you.

                  We are supportive of the efforts of the company's management in a very difficult market environment and we were encouraged to read in your proxy statement that you are as well. Unfortunately, your actions and public and private statements, including your most recent letter to our shareholders, suggest otherwise. What is it exactly that you and your proposed directors would do differently? The company's performance has consistently exceeded that of its peer group; Ladish has acted aggressively to control costs in response to the downward market cycle; the company has pursued strategic acquisitions and investments that enhance operating margins and have retained and further developed its engineering and technology capabilities that differentiate Ladish from its competitors and position the company to capitalize on the next upturn in its markets.

                  We have seen no coherent plan for the company from you other than to slash the very people and programs that are essential to the company's growth and performance when the market recovers. If this is your strategic vision, it is short sighted and can only harm the company. You have said that your slate will help to implement a strategic plan only after having had an opportunity to work with management and to "carefully study the company's business and prospects." It would be irresponsible of us to turn over control of the company to a slate of directors who, in the midst of these very challenging market conditions, need some time to "get up to speed." Moreover, how can the company and its shareholders have any confidence that if your nominees did have an opportunity to carefully study the company's business and prospects, they would or could do anything differently than our current board has done? Ladish will have suffered the expense, time and disruption to its business related to this proxy contest in the hopes that your group, after having spent some time thinking things through as directors, would offer some brilliant new business strategies. Moreover, two of our seven current board members are your designees and have been participants in the management of the company. During their time on the board, we have not heard any constructive proposals from your designees for revising our company's business plan or following a different course.

                  We understand that it is easy to become frustrated when the market turns down, but lashing out at Ladish's experienced and capable board and management will not change the market environment it faces and could leave the company with inexperienced leadership at this critical juncture. We have learned from years of experience in our business that patience now will pay off later.

                  You have suggested that you are not seeking control of the company because your nominees are not "your guys" that these individuals who have agreed to be your nominees for an opposing slate in a contested election have no ties to you and will not put your interests ahead of other stockholders. Forgive us if we find that somewhat difficult to believe.

                  You have also taken issue with the stock ownership levels of our directors, and yet your proposed slate owns even fewer shares than our current board (unless you are taking your own ownership position into account). We don't understand your point, unless you expect your "independent" nominees to take direction from you.

                  As you said in your letter, the situation is quite simple. If you want control of the company, then make a proposal to pay for it and the board will consider it in good faith. On the other hand, if your objectives are to support the management team and enhance the company's governance, why not work with us rather than engaging in a costly and disruptive proxy fight against us? You have two voices on the Ladish board. We have told you that we are willing to work with you on the appointment of additional directors that are agreeable to all of our directors and shareholders. You chose this path and are imposing these costs on the company. We have no choice but to respond in a manner we believe is best for all shareholders, not just the largest one.

                                            Sincerely,
                                            /s/ Scott D. Roeper
                                            Scott D. Roeper
                                            Chairman, Independent Directors

The company and certain other persons may be deemed participants in the solicitation of proxies from shareholders in connection with the company's 2003 Annual Meeting of Shareholders. Information concerning such participants is available in the company's Proxy Statement filed with the Securities and Exchange Commission on April 2, 2003. Shareholders are advised to read the company's Proxy Statement and other relevant documents when they become available, because they contain or will contain important information. Shareholders may obtain, free of charge, copies of the company's Proxy Statement and any other documents filed by the company with the SEC in connection with the 2003 Annual Meeting of Shareholders at the SEC's website at (http://www.sec.gov) or by contacting the company at the number listed below.

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

Contacts:

Ladish Co., Inc.
Wayne E. Larsen
(414) 747-2935

Joele Frank, Wilkinson Brimmer Katcher
Judy Wilkinson/Barrett Godsey
(212) 355-4449